Exhibit 5.2

Eckert Seamans Cherin & Mellott, LLC U.S. Steel Tower 600 Grant Street, 44th Floor Pittsburgh, PA 15219	TEL 412 566 6000 FAX 412 566 6099 www.eckertseamans.com

June 29, 2020

Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212

Re:	$500,000,000 of 3.200% Senior Notes due 2025 of Westinghouse Air Brake Technologies Corporation

Ladies and Gentlemen:

We have acted as special Ohio counsel to Schaefer Equipment, Inc., an Ohio corporation (the “Ohio Guarantor”), in connection with the purchase from Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), by the several underwriters named in Schedule A to the Underwriting Agreement (as defined below) (collectively, the “Underwriters”) pursuant to that certain Underwriting Agreement dated as of June 16, 2020 (the “Underwriting Agreement”) among the Company, the guarantors named therein, including the Ohio Guarantor (collectively, the “Guarantors”), and BofA Securities, Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC, acting as representatives of the Underwriters (in such capacity, the “Representatives”), of $500,000,000 aggregate principal amount of the Company’s 3.200% Senior Notes due 2025 (collectively, the “Notes”), issued under the Indenture (as defined below).  As used in this opinion letter, (a) that certain Indenture dated as of August 8, 2013 between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of November 3, 2016 among the Company, the guarantors party thereto and the Trustee, and the Tenth Supplemental Indenture dated as of June 6, 2019 among the Company, the guarantors party thereto and the Trustee, is collectively referred to herein as the “Base Indenture” and (b) the Base Indenture, as further amended and supplemented by that certain Eleventh Supplemental Indenture dated as of the date hereof among the Company, the Guarantors and the Trustee (the “Eleventh Supplemental Indenture”), is collectively referred to herein as the “Indenture.”

Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Underwriting Agreement.  In connection with representing the Ohio Guarantor in the transactions contemplated by the Underwriting Agreement (collectively, the “Transactions”), we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Underwriting Agreement;

(b)	the Indenture;

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(c)	that certain Notation of Guarantee attached to each of the Notes, made by each of the Guarantors in favor of the holders of the Notes (collectively, the “Guarantees”);

(d)	the certificate of incorporation, bylaws, consents and resolutions of the Ohio Guarantor (collectively, the “Organizational Documents”);

(e)	the certificate of good standing provided to the Representatives issued by the State of Ohio with respect to the Ohio Guarantor (the “Good Standing Certificate”); and

(f)	certain corporate records and proceedings of the Ohio Guarantor.

The documents identified in clauses (a) through (c) above are sometimes referred to herein collectively as the “Transaction Documents.”  We have assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

In addition, we have examined such certificates, agreements and documents, have made such inquiry of the Ohio Guarantor and officers, directors and other representatives of the Ohio Guarantor and have made such investigations of law as we have deemed appropriate for the purpose of providing the opinions hereinafter expressed.

In our examination, we have assumed the validity and genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies and the accuracy and completeness of all documents submitted to us.  As to various factual matters, we have assumed the accuracy, completeness and genuineness of, and have relied on, to the extent we have deemed reliance appropriate, (i) the factual matters and statements contained in the Transaction Documents and in various certificates delivered to you in connection with the Transactions, (ii) oral and written representations and assurances made to us by officers, directors and other representatives of the Ohio Guarantor and (iii) as to certain matters, certificates of public officials.  Although we have no knowledge that any such factual matter is untrue, we have not conducted any investigation or verification of such factual matters.

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In rendering the opinions expressed herein, we also have assumed (other than, with respect to the Ohio Guarantor, clauses (i) through (v) below) that (i) each party to the Transaction Documents is validly existing under the laws of the jurisdiction governing its organization, has duly authorized, executed and delivered each of the Transaction Documents to which it is a party, and has the power and authority to do so and to perform its obligations under each such Transaction Document; (ii) all persons acting on behalf of parties to the Transactions or signing the Transaction Documents on behalf of each party thereto have the authority to do so; (iii) each party to the Transactions has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Ohio Guarantor; (iv) no consent, approval, authorization, declaration or filing by or with any governmental authority is required for the valid execution and delivery of the Transaction Documents by any party thereto; (v) each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms; (vi) all natural persons signing the Transaction Documents have sufficient legal capacity to do so; (vii) each party to the Transaction Documents has acted and will act in good faith and will seek to enforce its rights and remedies under the Transaction Documents in a commercially reasonable manner; (viii) the Transactions comply with all applicable tests of good faith, fairness and conscionability required by law; (ix) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (x) sufficient consideration has been exchanged by all parties to support their respective obligations under the Transaction Documents; and (xi) the result of the application of New York law as specified in the Transaction Documents will not be contrary to a fundamental policy of the law of any other state with which the parties may have material or relevant contacts and as to which there is a materially greater interest in determining an issue of choice of law.

Each of the assumptions set forth above is made without independent investigation or verification but without reason to believe that such assumption is incorrect.

Wherever an opinion or confirmation regarding a particular factual matter is indicated herein to be based on our knowledge or qualified by words of similar import, we intend to signify that no lawyer in our firm who has actively participated in the negotiation of the Transactions, the drafting of the Transaction Documents or otherwise represented the Ohio Guarantor in connection with the Transactions, is aware at this time of facts or other information inconsistent with such opinion or confirmation; no constructive or imputed knowledge is within the coverage of any such opinion or confirmation.  We have not made or undertaken to make any investigation, inquiry or analysis with respect to opinions or confirmations which are indicated to be based on our knowledge, nor have we conducted a review of the firm’s files, other than the firm’s files in connection with the Transactions.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.           The Ohio Guarantor is a corporation duly formed, validly existing and, based solely on our review of the Good Standing Certificate, in good standing under the laws of the State of Ohio.

2.           The Ohio Guarantor has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents.

3.           The execution and delivery of, and the performance of each of its obligations under, the Transaction Documents have been duly authorized by all required corporate action on the part of the Ohio Guarantor.

4.           The Ohio Guarantor has duly executed and delivered the Transaction Documents.

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5.          The execution and delivery by the Ohio Guarantor of the Transaction Documents, the issuance of the Guarantees by the Ohio Guarantor and the performance of its obligations thereunder do not:

(a)          violate any provision of the Organizational Documents; or

(b)         violate any order, writ, injunction or decree of which we have knowledge, which names the Ohio Guarantor as a party or which is specifically directed to it or its properties and which has been issued by any governmental authority having jurisdiction over the Ohio Guarantor or its properties.

6.          To our knowledge, there are no actions or proceedings against the Ohio Guarantor pending or overtly threatened in writing, by or before any governmental authority, (i) which assert the invalidity of any of the Transaction Documents; or (ii) which seek to prevent the consummation of any of the Transactions.

7.          Based upon our review of those statutes, rules, regulations and judicial decisions which are normally applicable to or normally relevant in connection with transactions of the type provided for in the Transaction Documents, (i) the execution and delivery by the Ohio Guarantor of  each of the Transaction Documents, the issuance of the Guarantees by the Ohio Guarantor and the performance of its obligations thereunder, do not violate any Ohio state statute, rule or regulation presently in effect having applicability to the Ohio Guarantor, in each case as applicable to the Ohio Guarantor; and (ii) no authorization, consent or approval of, or filing or registration with, any governmental authority of the State of Ohio (other than such filings, registrations, authorizations, consents or approvals contemplated by the Transaction Documents) is required in connection with the execution and delivery by the Ohio Guarantor of the Transaction Documents.  We express no opinion, however, in this paragraph as to any violation of any statute, rule or regulation which (x) could not reasonably be expected to have a material adverse effect on the Ohio Guarantor’s assets, operations or financial condition and does not deprive the Representatives or the Underwriters of any material benefit under the Transaction Documents, (y) can be readily cured without significant delay or expense to the Representatives or the Underwriters and does not deprive them of any material benefit under the Transaction Documents, or (z) results from the legal or regulatory status or any other facts specifically pertaining to the Representatives or the Underwriters.

The foregoing opinions are further subject to the following qualifications and limitations:

a.          The foregoing opinions are limited solely to the laws of the State of Ohio, each as now in effect.  We have not considered and express no opinion on the laws of any other jurisdictions (including the laws of the States of New York, Delaware, Pennsylvania and Nevada, as well as the federal laws of the United States), and we have assumed compliance with all such laws.

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b.           We express no opinion with regard to fraudulent conveyance or transfer or other similar laws or legal principles.

c.           Except as specifically set forth herein, no opinion is rendered as to (i) any antitrust or unfair competition laws and regulations, (ii) any securities laws and regulations or (iii) any laws and regulations concerning filing and notice requirements.

d.          No opinion is rendered as to whether the Ohio Guarantor is in compliance with federal, state or local environmental laws, statutes, rules, regulations, directives or orders.  Without limitation of the foregoing, we express no opinion as to whether the Ohio Guarantor is in compliance with federal, state or local environmental, zoning, permitting, licensing, subdivision, building, planning, energy conservation, historical preservation, open space, wetlands or other such federal, state or local laws, statutes, rules, regulations, directives or orders regulating the construction, use, development or operation of land and buildings.  We express no opinion as to any criminal or civil forfeiture laws, security laws, the Employee Retirement Income Security Act of 1974, as amended, or taxation laws.

e.           No opinion is given as to the Company or any Guarantor, other than the Ohio Guarantor.  No opinion is given as to New York, Delaware, Pennsylvania or Nevada law or as to matters specific to such states.  It is our understanding that you will be relying on the opinions of other counsel as to such matters.

The opinions herein are given as of the date hereof.  We assume no obligation to update or supplement any of the opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

The opinions expressed in this letter are given solely for the benefit of the Company and its successors and assigns in connection with the Transactions.  The opinions expressed in this letter may not be relied upon, in whole or in part, by the Company or its successors or assigns for any other purpose, or relied upon by any other person or entity for any purpose, without our prior written consent; provided, however, that, subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, K&L Gates LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company as delivered on the date hereof.

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We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott, LLC

ECKERT SEAMANS CHERIN & MELLOTT, LLC

JJK/GAW/DS/keu